Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-285795, 333-277786, 333-270525, 333-263355, 333-257973) of N-able, Inc. of our report dated February 26, 2026, except for the effects of the revision discussed in Note 17 to the consolidated financial statements and the matter described in the penultimate paragraph of Restatement of Management’s Conclusion Regarding Internal Control over Financial Reporting, as to which the date is August 10, 2026, relating to the financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Austin, Texas
August 10, 2026